Exhibit 99.1

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AND

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For Inclusion in Form 10-K

Filed with

United States Securities and Exchange Commission

December 31, 2009

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

New York Mortgage Trust, Inc.

We have audited the accompanying consolidated balance sheet of New York Mortgage Trust, Inc. (a Maryland corporation) and subsidiaries (the “Company”) as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New York Mortgage Trust, Inc. and subsidiaries as of December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

New York, New York

March 8, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

New York Mortgage Trust, Inc.

New York, New York

We have audited the accompanying consolidated balance sheet of New York Mortgage Trust, Inc. and subsidiaries (the “Company”) as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of New York Mortgage Trust, Inc. and subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 31, 2009

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	December 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$24,522	$9,387
Restricted cash	3,049	7,959
Investment securities available for sale, at fair value (including pledged assets of $91,071 and $456,506 at December 31, 2009 and 2008, respectively)	176,691	477,416
Accounts and accrued interest receivable	2,048	3,095
Mortgage loans held in securitization trusts (net)	276,176	346,972
Prepaid and other assets	2,107	2,595
Derivative assets	4	22
Assets related to discontinued operation	4,217	5,854

Total Assets	$488,814	$853,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Financing arrangements, portfolio investments	$85,106	$402,329
Collateralized debt obligations	266,754	335,646
Derivative liabilities	2,511	4,194
Accounts payable and accrued expenses	4,935	3,997
Subordinated debentures (net)	44,892	44,618
Convertible preferred debentures (net)	19,851	19,702
Liabilities related to discontinued operation	1,778	3,566

Total Liabilities	425,827	814,052

Commitments and Contingencies

Stockholders’ Equity:
Common stock, $0.01 par value, 400,000,000 shares authorized 9,415,094 shares issued and outstanding at December 31, 2009 and 9,320,094 shares issued and outstanding at December 31, 2008	94	93
Additional paid-in capital	142,519	150,790
Accumulated other comprehensive income (loss)	11,818	(8,521)
Accumulated deficit	(91,444)	(103,114)

Total Stockholders’ Equity	62,987	39,248

Total Liabilities and Stockholders’ Equity	$488,814	$853,300

See notes to consolidated financial statements.

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands, except per share data)

	For the Year Ended December 31,
	2009	2008
REVENUES:
Interest income - investment securities and loans held in securitization trusts	$31,095	$44,123
Interest expense - investment securities and loans held in securitization trusts	8,572	30,351

Net interest income from investment securities and loans held in securitization trusts	22,523	13,772
Interest expense - subordinated debentures	(3,189)	(3,760)
Interest expense - convertible preferred debentures	(2,474)	(2,149)

Net interest income	16,860	7,863

OTHER INCOME (EXPENSE)
Provision for loan losses	(2,262)	(1,462)
Realized gains (losses) on securities and related hedges	3,282	(19,977)
Impairment loss on investment securities	(119)	(5,278)

Total other income (expense)	901	(26,717)
EXPENSES:
Salaries and benefits	2,118	1,869
Professional fees	1,284	1,212
Insurance	524	948
Management fees	1,252	665
Other	1,699	2,216

Total expenses	6,877	6,910

INCOME (LOSS) FROM CONTINUING OPERATIONS	10,884	(25,764)
Income (loss) from discontinued operation - net of tax	786	1,657

NET INCOME (LOSS)	$11,670	$(24,107)

Basic net income (loss) per share	$1.25	$(2.91)

Diluted net income (loss) per share	$1.19	$(2.91)

Dividends declared per common share	$0.91	$0.54

Weighted average shares outstanding-basic	9,367	8,272

Weighted average shares outstanding-diluted	11,867	8,272

See notes to consolidated financial statements.

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2009 and 2008

(Dollar amounts in thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Total
BALANCE, JANUARY 1, 2008	$18	$99,357	$(79,007)	$(1,950)		$18,418
Net loss	—	—	(24,107)	—	$(24,107)	(24,107)
Dividends declared	—	(5,033)	—	—	—	(5,033)
Common stock issuance	75	56,466	—	—	—	56,541
Increase in net unrealized loss on available for sale securities	—	—	—	(2,961)	(2,961)	(2,961)
Decrease in derivative instruments utilized for cash flow hedge	—	—	—	(3,610)	(3,610)	(3,610)

Comprehensive loss	—	—	—	—	$(30,678)

BALANCE, DECEMBER 31, 2008	93	150,790	(103,114)	(8,521)		39,248

Net income			11,670		$11,670	11,670
Dividends declared		(8,531)				(8,531)
Restricted stock	1	260				261
Reclassification adjustment for net gain included in net income				(2,657)	(2,657)	(2,657)
Increase in net unrealized gain on available for sale securities				20,340	20,340	20,340
Increase in derivative instruments utilized for cash flow hedge				2,656	2,656	2,656

Comprehensive income					$32,009

BALANCE, DECEMBER 31, 2009	$94	$142,519	$(91,444)	$11,818		$62,987

See notes to consolidated financial statements.

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

	For the Years Ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$11,670	$(24,107)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,435	1,423
Amortization of (discount) premium on investment securities and mortgage loans	(743)	997
(Gain) loss on sale of securities, loans and related hedges	(3,280)	19,977
Impairment loss on investment securities	119	5,278
Origination of mortgage loans held for sale	—	—
Proceeds from repayments or sales of mortgage loans	1,196	2,746
Allowance for deferred tax asset	—	—
Gain on sale of retail lending platform	—	—
Change in value of derivatives	—	—
Provision for loan losses	2,262	1,520
Restricted stock issuance	261	—
Other	270	—
Changes in operating assets and liabilities:
Due from loan purchasers	—	—
Escrow deposits-pending loan closings	—	—
Accounts and accrued interest receivable	1,055	415
Prepaid and other assets	(260)	642
Due to loan purchasers	—	138
Accounts payable and accrued expenses	(2,212)	(2,767)

Net cash provided by operating activities	11,773	6,262

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash	4,910	(444)
Purchases of investment securities	(43,869)	(850,609)
Proceeds from sale of investment securities	296,553	625,986
Principal repayments received on loans held in securitization trust	68,914	79,951
Proceeds from sale of retail lending platform	—	—
Principal paydown on investment securities	70,343	74,172
Purchases of fixed assets	—	—
Sale of fixed assets and real estate owned property	—	10

Net cash provided by (used in) investing activities	396,851	(70,934)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in financing arrangements, net	(317,223)	86,615
Collateralized debt obligation borrowings	—	—
Collateralized debt obligation paydowns	(69,158)	(81,725)
Dividends paid	(7,108)	(4,100)
Payments made for termination of swaps	—	(8,333)
Proceeds from common stock issued (net)	—	56,541
Proceeds from convertible preferred debentures (net)	—	19,553

Net cash (used in) provided by financing activities	(393,489)	68,551

NET INCREASE IN CASH AND CASH EQUIVALENTS	15,135	3,879
CASH AND CASH EQUIVALENTS — Beginning	9,387	5,508

CASH AND CASH EQUIVALENTS — End	$24,522	$9,387

SUPPLEMENTAL DISCLOSURE
Cash paid for interest	$13,456	$31,479

NON CASH FINANCING ACTIVITIES
Dividends declared to be paid in subsequent period	$2,355	$932

Grant of restricted stock	$261	$—

See notes to consolidated financial statements.

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands unless otherwise indicated)

1. Summary of Significant Accounting Policies

Organization - New York Mortgage Trust, Inc., together with its consolidated subsidiaries (“NYMT”, the “Company”, “we”, “our”, and “us”), is a self-advised real estate investment trust, or REIT, in the business of acquiring and managing primarily residential adjustable-rate, hybrid adjustable-rate and fixed-rate mortgage-backed securities (“RMBS”), for which the principal and interest payments are guaranteed by a U.S. Government agency, such as the Government National Mortgage Association (“Ginnie Mae”) or a U.S. Government-sponsored entity (“GSE” or “Agency”), such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which we refer to collectively as “Agency RMBS,” RMBS backed by prime jumbo and Alternative A-paper (“Alt-A”) mortgage loans (“non-Agency RMBS”), and prime credit quality residential adjustable-rate mortgage (“ARM”) loans held in securitization trusts, or prime ARM loans. The remainder of our current investment portfolio is comprised of notes issued by a collateralized loan obligation (“CLO”). We also may opportunistically acquire and manage various other types of real estate-related and financial assets, including, among other things, certain non-rated residential mortgage assets, commercial mortgage-backed securities (“CMBS”), commercial real estate loans and other similar investments. We seek attractive long-term investment returns by investing our equity capital and borrowed funds in such securities. Our principal business objective is to generate net income for distribution to our stockholders resulting from the spread between the interest and other income we earn on our interest-earning assets and the interest expense we pay on the borrowings that we use to finance these assets and our operating costs, which we refer to as our net interest income.

The Company conducts its business through the parent company, NYMT, and several subsidiaries, including special purpose subsidiaries established for loan securitization purposes, a taxable REIT subsidiary (“TRS”) and a qualified REIT subsidiary (“QRS”). The Company conducts certain of its portfolio investment operations through its wholly-owned TRS, Hypotheca Capital, LLC (“HC”), in order to utilize, to the extent permitted by law, some or all of a net operating loss carry-forward held in HC that resulted from the Company’s exit from the mortgage lending business. Prior to March 31, 2007, the Company conducted substantially all of its mortgage lending business through HC. The Company’s wholly-owned QRS, New York Mortgage Funding, LLC (“NYMF”), currently holds certain mortgage-related assets for regulatory compliance purposes. The Company also may conduct certain other portfolio investment operations related to its alternative investment strategy through NYMF. The Company consolidates all of its subsidiaries under generally accepted accounting principles in the United States of America (“GAAP”).

The Company is organized and conducts its operations to qualify as a REIT for federal income tax purposes. As such, the Company will generally not be subject to federal income tax on that portion of its income that is distributed to stockholders if it distributes at least 90% of its REIT taxable income to its stockholders by the due date of its federal income tax return and complies with various other requirements.

Basis of Presentation - The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements of the Company include the accounts of all subsidiaries; significant intercompany accounts and transactions have been eliminated.

Prior period amounts have been reclassified to conform to current period classifications, including $1.4 million of real estate owned previously included in mortgage loans held in securitization trusts (net) to prepaid and other assets.

Effective July 1, 2009, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification, (the “Codification”), which is now the source of authoritative GAAP. While the Codification did not change GAAP, all existing authoritative accounting literature, with certain exceptions, was superseded and incorporated into the Codification. As a result, pre-Codification references to GAAP have been eliminated.

The Board of Directors declared a one for five reverse stock split of our common stock, as of October 9, 2007 and a one for two reverse stock split of our common stock, as of May 27, 2008, decreasing the number of common shares then outstanding to approximately 9.3 million. Prior and current period share amounts and earnings per share disclosures included herein have been restated to reflect the reverse stock split. In addition, the terms of our Series A Preferred Stock provide that the conversion rate for the Series A Preferred Stock be appropriately adjusted to reflect any reverse stock split. As a result, the description of our Series A Preferred Stock reflects the May 2008 reverse stock split (see note 15).

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand, amounts due from banks and overnight deposits. The Company maintains its cash and cash equivalents in highly rated financial institutions, and at times these balances exceed insurable amounts.

Restricted Cash - Restricted cash includes $2.9 million held by counterparties as collateral for hedging instruments and $0.1 million held as collateral for a letter of credit related to the Company’s lease of its corporate headquarters.

Investment Securities Available for Sale - The Company’s investment securities include RMBS comprised of Fannie Mae, Freddie Mac, non-Agency RMBS, initially rated AAA securities and CLOs. Investment securities are classified as available for sale securities and are reported at fair value with unrealized gains and losses reported in other comprehensive income (“OCI”). Realized gains and losses recorded on the sale of investment securities available for sale are based on the specific identification method and included in realized gain (loss) on sale of securities and related hedges in the consolidated statements of operations. Purchase premiums or discounts on investment securities are amortized or accreted to interest income over the estimated life of the investment securities using the interest method. Adjustments to amortization are made for actual prepayment activity.

When the fair value of an investment security is less than its amortized cost at the balance sheet date, the security is considered impaired. The Company assesses its impaired securities on at least a quarterly basis, and designates such impairments as either “temporary” or “other-than-temporary.” If the Company intends to sell an impaired security, or it is more likely than not that it will be required to sell the impaired security before its anticipated recovery, then it must recognize an other-than-temporary impairment through earnings equal to the entire difference between the investment’s amortized cost and its fair value at the balance sheet date. If the Company does not expect to sell an other-than-temporarily impaired security, only the portion of the other-than-temporary impairment related to credit losses is recognized through earnings with the remainder recognized as a component of other comprehensive income (loss) on the consolidated balance sheet. Impairments recognized through other comprehensive income (loss) do not impact earnings. Following the recognition of an other-than-temporary impairment through earnings, a new cost basis is established for the security and may not be adjusted for subsequent recoveries in fair value through earnings. However, other-than-temporary impairments recognized through earnings may be accreted back to the amortized cost basis of the security on a prospective basis through interest income. The determination as to whether an other-than-temporary impairment exists and, if so, the amount considered other-than-temporarily impaired is subjective, as such determinations are based on both factual and subjective information available at the time of assessment. As a result, the timing and amount of other-than-temporary impairments constitute material estimates that are susceptible to significant change (see note 2).

Accounts and Accrued Interest Receivable - Accounts and accrued receivable includes interest receivable for investment securities and mortgage loans held in securitization trusts.

Mortgage Loans Held in Securitization Trusts - Mortgage loans held in securitization trusts are certain adjustable rate mortgage (“ARM”) loans transferred to New York Mortgage Trust 2005-1, New York Mortgage Trust 2005-2 and New York Mortgage Trust 2005-3 that have been securitized into sequentially rated classes of beneficial interests. Mortgage loans held in securitization trusts are carried at their unpaid principal balances, net of unamortized premium or discount, unamortized loan origination costs and allowance for loan losses.

Interest income is accrued and recognized as revenue when earned according to the terms of the mortgage loans and when, in the opinion of management, it is collectible. The accrual of interest on loans is discontinued when, in management’s opinion, the interest is not collectible in the normal course of business, but in no case when payment becomes greater than 90 days delinquent. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

Allowance for Loan Losses on Mortgage Loans Held in Securitization Trusts - We establish an allowance for loan losses based on management’s judgment and estimate of credit losses inherent in our portfolio of mortgage loans held in securitization trusts.

Estimation involves the consideration of various credit-related factors including but not limited to, macro-economic conditions, the current housing market conditions, loan-to-value ratios, delinquency status, historical credit loss severity rates, purchased mortgage insurance, the borrower’s current economic condition and other factors deemed to warrant consideration. Additionally, we look at the balance of any delinquent loan and compare that to the current value of the collateralizing property. We utilize various home valuation methodologies including appraisals, broker pricing opinions (“BPOs”), internet-based property data services to review comparable properties in the same area or consult with a realtor in the property’s area.

Comparing the current loan balance to the property value determines the current loan-to-value (“LTV”) ratio of the loan. Generally, we estimate that a first lien loan on a property that goes into a foreclosure process and becomes real estate owned (“REO”), results in the property being disposed of at approximately 84% of the current appraised value. This estimate is based on management’s experience as well as realized severity rates since issuance of our securitizations. During 2008, as a result of the significant deterioration in the housing market, we revised our policy to estimate recovery values based on current home valuations less expected costs to dispose. These costs typically approximate 16% of the current home value. It is possible given today’s deteriorating market conditions, we may realize less than that return in certain cases. Thus, for a first lien loan that is delinquent, we will adjust the property value down to approximately 84% of the current property value and compare that to the current balance of the loan. The difference determines the base provision for the loan loss taken for that loan. This base provision for a particular loan may be adjusted if we are aware of specific circumstances that may affect the outcome of the loss mitigation process for that loan. Predominately, however, we use the base reserve number for our reserve.

The allowance for loan losses will be maintained through ongoing provisions charged to operating income and will be reduced by loans that are charged off. As of December 31, 2009 the allowance for loan losses held in securitization trusts totaled $2.6 million. The allowance for loan losses was $0.8 million at December 31, 2008.

Prepaid and Other Assets - Prepaid and other assets totaled $2.1 million as of December 31, 2009 and consist mainly of $0.5 million of real estate owned (“REO”), $0.2 million in escrow advances related to mortgage loans held in securitization trusts (net), $0.5 million of capitalization expenses related to equity and bond issuance cost and $0.3 million in prepaid insurance. Prepaid and other asset totaled $2.6 million as of December 31, 2008 and included $1.4 million of REO, $0.4 million in escrow advances related to mortgage loans held in securitization trusts (net) and $0.5 million of capitalization expenses related to equity and bond issuance cost.

Financing Arrangements, Portfolio Investments - Investment securities available for sale are typically financed with repurchase agreements, a form of collateralized borrowing which is secured by the securities on the balance sheet. Such financings are recorded at their outstanding principal balance with any accrued interest due recorded as an accrued expense (see note 5).

Collateralized Debt Obligations (“CDO”) - We use CDOs to permanently finance our loans held in securitization trusts. For financial reporting purposes, the ARM loans held as collateral are recorded as assets of the Company and the CDO is recorded as the Company’s debt. The transaction includes interest rate caps which are held by the securitization trust and recorded as an asset or liability of the Company. The Company has completed four securitizations since inception, the first three were accounted for as a permanent financing (see note 6) and the fourth was accounted for as a sale and accordingly, not included in the Company’s financial statements.

Subordinated Debentures (Net) - Subordinated debentures are trust preferred securities that are fully guaranteed by the Company with respect to distributions and amounts payable upon liquidation, redemption or repayment. These securities are classified as subordinated debentures in the liability section of the Company’s consolidated balance sheet (see note 7).

Convertible Preferred Debentures (Net) - The Company issued $20.0 million in Series A Convertible Preferred Stock that mature on December 31, 2010, at which time any outstanding shares must be redeemed by the Company at the $20.00 per share liquidations preference plus any accrued and unpaid dividends. As a result of the mandatory redemption feature, the Company classifies these securities as a liability on its balance sheet (see note 15).

Derivative Financial Instruments - The Company has developed risk management programs and processes, which include investments in derivative financial instruments designed to manage market risk associated with its securities investment activities.

Derivative instruments contain an element of risk in the event that the counterparties may be unable to meet the terms of such agreements. The Company minimizes its risk exposure by limiting the counterparties with which it enters into contracts to banks and investment banks who meet established credit and capital guidelines. Management does not expect any counterparty to default on its obligations and, therefore, does not expect to incur any loss due to counterparty default. In addition, all outstanding interest rate swap agreements have bi-lateral margin call capabilities, meaning the Company will require margin for interest rate swaps that are in the Company’s favor, minimizing any amounts at risk.

Interest Rate Risk - The Company hedges the aggregate risk of interest rate fluctuations with respect to its borrowings, regardless of the form of such borrowings, which require payments based on a variable interest rate index. The Company generally intends to hedge only the risk related to changes in the benchmark interest rate (London Interbank Offered Rate (“LIBOR”). The Company applies hedge accounting utilizing the cash flow hedge criteria.

In order to reduce such risks, the Company enters into swap agreements whereby the Company receives floating rate payments in exchange for fixed rate payments, effectively converting the borrowing to a fixed rate. The Company also enters into cap agreements whereby, in exchange for a premium, the Company is reimbursed for interest paid in excess of a certain capped rate.

To qualify for cash flow hedge accounting, interest rate swaps and caps must meet certain criteria, including:

•	the items to be hedged expose the Company to interest rate risk; and

•	the interest rate swaps or caps are expected to be and continue to be highly effective in reducing the Company’s exposure to interest rate risk.

The fair values of the Company’s interest rate swap agreements and interest rate cap agreements are based on values provided by dealers who are familiar with the terms of these instruments. Correlation and effectiveness are periodically assessed at least quarterly based upon a comparison of the relative changes in the fair values or cash flows of the interest rate swaps and caps and the items being hedged.

For derivative instruments that are designated and qualify as a cash flow hedge (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instruments are reported as a component of OCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instruments in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change.

With respect to interest rate swaps and caps that have not been designated as hedges, any net payments under, or fluctuations in the fair value of, such swaps and caps, will be recognized in current earnings.

Termination of Hedging Relationships - The Company employs a number of risk management monitoring procedures to ensure that the designated hedging relationships are demonstrating, and are expected to continue to demonstrate, a high level of effectiveness. Hedge accounting is discontinued on a prospective basis if it is determined that the hedging relationship is no longer highly effective or expected to be highly effective in offsetting changes in fair value of the hedged item.

Additionally, the Company may elect to un-designate a hedge relationship during an interim period and re-designate upon the rebalancing of a hedge profile and the corresponding hedge relationship. When hedge accounting is discontinued, the Company continues to carry the derivative instruments at fair value with changes recorded in current earnings.

Revenue Recognition. Interest income on our residential mortgage loans and mortgage-backed securities is a combination of the interest earned based on the outstanding principal balance of the underlying loan/security, the contractual terms of the assets and the amortization of yield adjustments, principally premiums and discounts, using generally accepted interest methods. The net GAAP cost over the par balance of self-originated loans held for investment and premium and discount associated with the purchase of mortgage-backed securities and loans are amortized into interest income over the lives of the underlying assets using the effective yield method as adjusted for the effects of estimated prepayments. Estimating prepayments and the remaining term of our interest yield investments require management judgment, which involves, among other things, consideration of possible future interest rate environments and an estimate of how borrowers will react to those environments, historical trends and performance. The actual prepayment speed and actual lives could be more or less than the amount estimated by management at the time of origination or purchase of the assets or at each financial reporting period.

Other Comprehensive Income (Loss) - Other comprehensive income (loss) is comprised primarily of income (loss) from changes in value of the Company’s available for sale securities, and the impact of deferred gains or losses on changes in the fair value of derivative contracts hedging future cash flows.

Employee Benefits Plans - The Company sponsors a defined contribution plan (the “Plan”) for all eligible domestic employees. The Plan qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Plan, participating employees may defer up to 15% of their pre-tax earnings, subject to the annual Internal Revenue Code contribution limit. The Company may match contributions up to a maximum of 25% of the first 5% of salary. Employees vest immediately in their contribution and vest in the Company’s contribution at a rate of 25% after two full years and then an incremental 25% per full year of service until fully vested at 100% after five full years of service. The Company’s total contributions to the Plan were $0.0 and $0.0 for the years ended December 31, 2009 and 2008 respectively.

Stock Based Compensation - Compensation expense for equity based awards is recognized over the vesting period of such awards, based upon the fair value of the stock at the grant date (see note 16).

Income Taxes - The Company operates so as to qualify as a REIT under the requirements of the Internal Revenue Code. Requirements for qualification as a REIT include various restrictions on ownership of the Company’s stock, requirements concerning distribution of taxable income and certain restrictions on the nature of assets and sources of income. A REIT must distribute at least 90% of its taxable income to its stockholders of which 85% plus any undistributed amounts from the prior year must be distributed within the taxable year in order to avoid the imposition of an excise tax. The remaining balance may extend until timely filing of the Company’s tax return in the subsequent taxable year. Qualifying distributions of taxable income are deductible by a REIT in computing taxable income.

HC is a taxable REIT subsidiary and therefore subject to corporate federal income taxes. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base upon the change in tax status. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date (see note 12).

The Company will recognize interest and penalties, if any, related to uncertain tax positions as income tax expense, which is included in other expenses.

Earnings Per Share - Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company (see note 14).

Loans Sold to Investors - For loans originated and sold by our discontinued mortgage lending business, the Company is obligated to repurchase loans based on violations of representations and warranties in the sale agreement, or early payment defaults. The Company did not repurchase any loans during the twelve months ended December 31, 2009.

The Company periodically receives repurchase requests based on alleged violations of representations and warranties, each of which management reviews to determine, based on management’s experience, whether such requests may reasonably be deemed to have merit. As of December 31, 2009, we had a total of $2.0 million of unresolved repurchase requests that management concluded may reasonably be deemed to have merit against which the Company has a reserve of approximately $0.3 million. The reserve is based on one or more of the following factors; historical settlement rates, property value securing the loan in question and specific settlement discussions with third parties.

A Summary of Recent Accounting Pronouncements Follows:

General Principles

Generally Accepted Accounting Principles (ASC 105)

In June 2009, the Financial Accounting Standards Board (“FASB”) issued The Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (Codification) which revises the framework for selecting the accounting principles to be used in the preparation of financial statements that are presented in conformity with Generally Accepted Accounting Principles (“GAAP”). The objective of the Codification is to establish the FASB Accounting Standards Codification (“ASC”) as the source of authoritative accounting principles recognized by the FASB. Codification is effective for the Company for this September 30, 2009 Form 10-Q. In adopting the Codification, all non-grandfathered, non-SEC accounting literature not included in the Codification is superseded and deemed non-authoritative. Codification requires any references within the Company’s consolidated financial statements be modified from FASB issues to ASC. However, in accordance with the FASB Accounting Standards Codification Notice to Constituents (v 2.0), the Company will not reference specific sections of the ASC but will use broad topic references.

The Company’s recent accounting pronouncements section has been reformatted to reflect the same organizational structure as the ASC. Broad topic references will be updated with pending content as they are released.

Assets

Investments in Debt and Equity Securities (ASC 320)

New guidance was provided to make impairment guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments (“OTTI”) on debt and equity securities in financial statements. This guidance was also the result of the Securities and Exchange Commission (“SEC”) mark-to-market study mandated under the Emergency Economic Stabilization Act of 2008 (“EESA”). The SEC’s recommendation was to “evaluate the need for modifications (or the elimination) of current OTTI guidance to provide for a more uniform system of impairment testing standards for financial instruments.” The guidance revises the OTTI evaluation methodology. Previously the analytical focus was on whether the company had the “intent and ability to retain its investment in the debt security for a period of time sufficient to allow for any anticipated recovery in fair value”. Now the focus is on whether the company (1) has the intent to sell the Investment Securities, (2) is more likely than not that it will be required to sell the Investment Securities before recovery, or (3) does not expect to recover the entire amortized cost basis of the Investment Securities. Further, the security is analyzed for credit loss, (the difference between the present value of cash flows expected to be collected and the amortized cost basis). The credit loss, if any, will then be recognized in the statement of operations, while the balance of impairment related to other factors will be recognized in OCI. This guidance became effective for all of the Company’s interim and annual reporting periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The Company decided to early adopt. For the year ended December 31, 2009, the Company did not have unrealized losses in Investment Securities that were deemed other-than-temporary.

Broad Transactions

Business Combinations (ASC 805)

This guidance establishes principles and requirements for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed and any noncontrolling interest in a business combination at their fair value at acquisition date. ASC 805 alters the treatment of acquisition-related costs, business combinations achieved in stages (referred to as a step acquisition), the treatment of gains from a bargain purchase, the recognition of contingencies in business combinations, the treatment of in-process research and development in a business combination as well as the treatment of recognizable deferred tax benefits. ASC 805 is effective for business combinations closed in fiscal years beginning after December 15, 2008 and is applicable to business acquisitions completed after January 1, 2009. The Company did not make any business acquisitions during the year ended December 31, 2009. The adoption of ASC 805 did not have a material impact on the Company’s consolidated financial statements.

Derivatives and Hedging (ASC 815)

Effective January 1, 2009 and adopted by the Company prospectively, the FASB issued additional guidance attempting to improve the transparency of financial reporting by mandating the provision of additional information about how derivative and hedging activities affect an entity’s financial position, financial performance and cash flows. This guidance changed the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosure about (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for, and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. To adhere to this guidance, qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts, gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements must be made. This disclosure framework is intended to better convey the purpose of derivative use in terms of the risks that an entity is intending to manage. The effect of the adoption of this guidance was an increase in footnote disclosures is discussed in Note 4.

Fair Value Measurements and Disclosures (ASC 820)

In response to the deterioration of the credit markets, FASB issued guidance clarifying how Fair Value Measurements should be applied when valuing securities in markets that are not active. The guidance provides an illustrative example, utilizing management’s internal cash flow and discount rate assumptions when relevant observable data do not exist. It further clarifies how observable market information and market quotes should be considered when measuring fair value in an inactive market. It reaffirms the notion of fair value as an exit price as of the measurement date and that fair value analysis is a transactional process and should not be broadly applied to a group of assets. The guidance was effective upon issuance including prior periods for which financial statements had not been issued. The implementation of this guidance did not have a material effect on the fair value of the Company’s assets as the Company continued using the methodologies used in previous quarters to value assets as defined under the original Fair Value standards.

In October 2008 the EESA was signed into law. Section 133 of the EESA mandated that the SEC conduct a study on mark-to-market accounting standards. The SEC provided its study to the U.S. Congress on December 30, 2008. Part of the recommendations within the study indicated that “fair value requirements should be improved through development of application and best practices guidance for determining fair value in illiquid or inactive markets”. As a result of this study and the recommendations therein, on April 9, 2009, the FASB issued additional guidance for determining fair value when the volume and level of activity for the asset or liability have significantly decreased when compared with normal market activity for the asset or liability (or similar assets or liabilities). The guidance gives specific factors to evaluate if there has been a decrease in normal market activity and if so, provides a methodology to analyze transactions or quoted prices and make necessary adjustments to fair value. The objective is to determine the point within a range of fair value estimates that is most representative of fair value under current market conditions. This guidance became effective for the Company’s interim and annual reporting periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The adoption does not have a major impact on the manner in which the Company estimates fair value, nor does it have any impact on our financial statement disclosures.

In August 2009, FASB provided further guidance regarding the fair value measurement of liabilities. The guidance states that a quoted price for the identical liability when traded as an asset in an active market is a Level 1 fair value measurement. If the value must be adjusted for factors specific to the liability, then the adjustment to the quoted price of the asset shall render the fair value measurement of the liability a lower level measurement. This guidance has no material effect on the fair valuation of the Company’s liabilities.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurement, to enhance the usefulness of fair value measurements. The amended guidance requires both the disaggregation of information in certain existing disclosures, as well as the inclusion of more robust disclosures about valuation techniques and inputs to recurring and nonrecurring fair value measurements. This ASU amends ASC 820 to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. This ASU also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. Further, this ASU amends guidance on employers’ disclosures about postretirement benefit plan assets under ASC 715 to require that disclosures be provided by classes of assets instead of by major categories of assets. This ASU is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard may require additional disclosures, but we do not expect the adoption to have a material effect on our financial statements.

Financial Instruments (ASC 820-10-50)

On April 9, 2009, the FASB issued guidance which requires disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements. The effective date of this guidance is for interim reporting periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The adoption did not have any impact on financial reporting as all financial instruments are currently reported at fair value in both interim and annual periods.

Subsequent Events (ASC 855)

ASC 855 provides general standards governing accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. ASC 855 also provides guidance on the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that an entity should make about events or transactions occurring after the balance sheet date. The Company adopted effective June 30, 2009, and adoption had no impact on the Company’s consolidated financial statements. The Company has evaluated all events or transactions through the date of this filing. During this period, we did not have any material subsequent events that impacted our consolidated financial statements.

2. Investment Securities Available For Sale, at Fair Value

Investment securities available for sale consist of the following as of December 31, 2009 (dollar amounts in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Carrying Value
Agency RMBS (1)	$112,525	$3,701	$—	$116,226
Non Agency RMBS	40,257	4,764	(2,155)	42,866
CLOs	9,187	8,412	—	17,599

Total	$161,969	$16,877	$(2,155)	$176,691

(1)   -   Agency RMBS includes only Fannie Mae issued securities at December 31, 2009.

Investment securities available for sale consist of the following as of December 31, 2008 (dollar amounts in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Carrying Value
Agency RMBS (1)	$454,653	$1,316	$(98)	$455,871
Non-Agency RMBS	25,724	—	(4,179)	21,545

Total	$480,377	$1,316	$(4,277)	$477,416

(1)	-	Agency RMBS carrying value included $354.4 million of Fannie Mae issued and $101.5 million of Freddie Mac issued securities.

The Company commenced its strategy of diversifying its portfolio to introduce more elements of credit risk by purchasing $46.0 million face amount of CLOs on March 31, 2009 at a purchase price of approximately $9.0 million. This marked the Company’s first investment outside of RMBS or other mortgage related assets. In addition, during the second and third quarters of 2009, the Company further diversified its portfolio by purchasing approximately $45.6 million current par value of non-Agency RMBS at an average cost of 60% of par. The $45.6 million current par value of non-Agency RMBS purchased were previously rated AAA (at issuance) and represent the senior cashflows of the applicable deal structures.

During March 2009, the Company determined that certain Agency RMBS, related to collateralized mortgage obligations (“CMO”) floaters in its portfolio were no longer producing acceptable returns and initiated a program for the purpose of disposing of these securities. The Company disposed of approximately $159.5 million in current par value of Agency CMO floaters during March 2009, with the balance of the Agency CMO floaters in its portfolio, or $34.3 million in current par value, being sold in April 2009, for an aggregate disposition of approximately $193.8 million in current par value of Agency CMO floaters and a net gain of approximately $0.1 million. As a result of this sale program, the Company incurred an additional impairment of $0.1 million in the quarter ended March 31, 2009 because the Company intended to sell the Agency CMO floaters.

All securities held in Investment Securities Available for Sale, including Agency, investment and non-investment grade securities, are based on unadjusted price quotes for similar securities in active markets and are categorized as Level 2 (see note 11).

The following tables set forth the stated reset periods and weighted average yields of our investment securities available for sale at December 31, 2009 (dollar amounts in thousands):

	Less than 6 Months		More than 6 Months To 24 Months		More than 24 Months to 60 Months		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Agency RMBS	$—	—	$42,893	2.07%	$73,333	2.54%	$116,226	2.37%
Non Agency RMBS	22,065	10.15%	4,865	7.23%	15,936	9.57%	42,866	9.61%
CLO	17,599	23.48%	—	—	—	—	17,599	23.48%

Total/Weighted Average	$39,664	16.07%	$47,758	2.60%	$89,269	3.80%	$176,691	6.23%

The following table sets forth the stated reset periods and weighted average yields of our investment securities available for sale at December 31, 2008 (dollar amounts in thousands):

	Less than 6 Months		More than 6 Months To 24 Months		More than 24 Months To 60 Months		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Agency RMBS	$197,675	8.54%	$66,910	3.69%	$191,286	4.02%	$455,871	5.99%
Non-Agency RMBS (1)	21,476	14.11%	—	—	69	16.99%	21,545	14.35%

Total/Weighted Average	$219,151	9.21%	$66,910	3.69%	$191,355	4.19%	$477,416	6.51%

(1)	The NYMT retained securities includes $0.1 million of residual interests related to the NYMT 2006-1 transaction.

The following table presents the Company’s investment securities available for sale in an unrealized loss position, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009 and December 31, 2008, respectively, as follows (dollar amounts in thousands):

December 31, 2009	Less than 12 Months		Greater than 12 months		Total
	Carrying Value	Gross Unrealized Losses	Carrying Value	Gross Unrealized Losses	Carrying Value	Gross Unrealized Losses
Non-Agency RMBS	$—	$—	$14,693	$2,155	$14,693	$2,155

Total	$—	$—	$14,693	$2,155	$14,693	$2,155

December 31, 2008	Less than 12 Months		Greater than 12 months		Total
	Carrying Value	Gross Unrealized Losses	Carrying Value	Gross Unrealized Losses	Carrying Value	Gross Unrealized Losses
Agency RMBS	$9,406	$98	$—	$—	$9,406	$98
Non-Agency RMBS	18,649	4,179	—	—	18,649	4,179

Total	$28,055	$4,277	$—	$—	$28,055	$4,277

There were no unrealized positions for Agency CMO Floaters and the residual interests related to the NYMT 2006-1 transaction at December 31, 2008 as the Company incurred approximately $5.3 million impairment charge.

3. Mortgage Loans Held in Securitization Trusts

Mortgage loans held in securitization trusts consist of the following at December 31, 2009 and December 31, 2008 (dollar amounts in thousands):

	December 31,
	2009	2008
Mortgage loans principal amount	$277,007	$345,619
Deferred origination costs – net	1,750	2,197
Reserve for loan losses	(2,581)	(844)

Total mortgage loans held in securitization trusts	$276,176	$346,972

Allowance for Loan losses - The following table presents the activity in the Company’s allowance for loan losses on mortgage loans held in securitization trusts for the year ended December 31, 2009 and 2008 (dollar amounts in thousands):

	December 31,
	2009	2008
Balance at beginning of period	$844	$367
Provisions for loan losses	2,192	1,187
Transfer to real estate owned	(406)	(460)
Charge-offs	(49)	(250)

Balance of the end of period	$2,581	$844

On a ongoing basis, the Company evaluates the adequacy of its reserve for loan losses. The Company’s reserve for loan losses at December 31, 2009 was $2.6 million, representing 93 basis points of the outstanding principal balance of loans held in securitization trusts as compared to 24 basis points as of December 31, 2008. As part of the Company’s reserve adequacy analysis, management will access an overall level of reserves while also assessing credit losses inherent in each non-performing mortgage loan held in securitization trusts. These estimates involve the consideration of various credit related factors, including but not limited to, current housing market conditions, current loan to value ratios, delinquency status, borrower’s current economic and credit status and other relevant factors.

Real Estate Owned – The following table presents the activity in the Company’s real estate owned held in securitization trusts for the year ended December 31, 2009 and 2008 (dollar amounts in thousands):

	December 31,
	2009	2008
Balance at beginning of period	$1,366	$2,865
Write downs	(70)	(246)
Transfer from mortgage loans held in securitization trusts	826	1,826
Disposal	(1,576)	(3,079)

Balance of the end of period	$546	$1,366

Real estate owned held in securitization trusts are included in the prepaid and other assets on the balance sheet and write downs are included in loan losses in the statement of operations for reporting purposes.

All of the Company’s mortgage loans and real estate owned held in securitization trusts are pledged as collateral for the CDOs issued by the Company (see note 6). As of December 31, 2009, the Company’s net investment in the securitization trusts, which is the maximum amount of the Company’s investment that is at risk to loss and represents the difference between the carrying amount of the loans and real estate owned held in securitization trust and the amount of CDO’s outstanding, was $10.0 million.

The following sets forth delinquent loans, including real estate owned through foreclosure (REO) in our portfolio as of December 31, 2009 and December 31, 2008 (dollar amounts in thousands):

December 31, 2009

Days Late	Number of Delinquent Loans	Total Dollar Amount	% of Loan Portfolio
30-60	5	$2,816	1.01%
61-90	4	$1,150	0.41%
90+	32	$15,915	5.73%
Real estate owned through foreclosure	2	$739	0.27%

December 31, 2008

Days Late	Number of Delinquent Loans	Total Dollar Amount	% of Loan Portfolio
30-60	3	$1,363	0.39%
61-90	1	$263	0.08%
90+	13	$5,734	1.65%
Real estate owned through foreclosure	4	$1,927	0.55%

4. Derivative Instruments and Hedging Activities

The Company enters into derivative instruments to manage its interest rate risk exposure. These derivative instruments include interest rate swaps and caps entered into to reduce interest expense costs related to our repurchase agreements, CDOs and our subordinated debentures. The Company’s interest rate swaps are designated as cash flow hedges against the benchmark interest rate risk associated with its short term repurchase agreements. There were no costs incurred at the inception of our interest rate swaps, under which the Company agrees to pay a fixed rate of interest and receive a variable interest rate based on one month LIBOR, on the notional amount of the interest rate swaps. The Company’s interest rate swap notional amounts are based on an amortizing schedule fixed at the start date of the transaction. The Company’s interest rate cap transactions are designated as cashflow hedges against the benchmark interest rate risk associated with the CDOs and the subordinated debentures. The interest rate cap transactions were initiated with an upfront premium that is being amortized over the life of the contract.

The Company documents its risk-management policies, including objectives and strategies, as they relate to its hedging activities, and upon entering into hedging transactions, documents the relationship between the hedging instrument and the hedged liability contemporaneously. The Company assesses, both at inception of a hedge and on an on-going basis, whether or not the hedge is “highly effective” when using the matched term basis.

The Company discontinues hedge accounting on a prospective basis and recognizes changes in the fair value through earnings when: (i) it is determined that the derivative is no longer effective in offsetting cash flows of a hedged item (including forecasted transactions); (ii) it is no longer probable that the forecasted transaction will occur; or (iii) it is determined that designating the derivative as a hedge is no longer appropriate. The Company’s derivative instruments are carried on the Company’s balance sheet at fair value, as assets, if their fair value is positive, or as liabilities, if their fair value is negative. The Company’s derivative instruments are designated as “cash flow hedges,” changes in their fair value are recorded in accumulated other comprehensive income(loss), provided that the hedges are effective. A change in fair value for any ineffective amount of the Company’s derivative instruments would be recognized in earnings. The Company has not recognized any change in the value of its existing derivative instruments through earnings as a result of ineffectiveness of any of its hedges.

The following table presents the fair value of derivative instruments and their location in the Company’s consolidated balance sheets at December 31, 2009 and December 31, 2008 respectively (dollar amounts in thousands):

Derivative Designated as Hedging	Balance Sheet Location	December 31, 2009	December 31, 2008
Interest Rate Caps	Derivative Assets	$4	$22
Interest Rate Swaps	Derivative Liabilities	2,511	4,194

The following table presents the impact of the Company’s derivative instruments on the Company’s accumulated other comprehensive income(loss) for the twelve months ended December 31, 2009 (dollar amounts in thousands):

Twelve Months Ended December 31 2009
Derivative Designated as Hedging Instruments
Accumulated other comprehensive income(loss) for derivative instruments:
Balance at beginning of the period	$(5,560)
Unrealized gain on interest rate caps	974

Unrealized gain (loss) on interest rate swaps	1,682
Reclassification adjustment for net gains(losses) included in net income for hedges	—

Balance at end of the period	$(2,904)

The Company estimates that over the next 12 months, approximately $2.2 million of the net unrealized losses on the interest rate swaps will be reclassified from accumulated other comprehensive income/(loss) into earnings.

The following table details the impact of the Company’s interest rate swaps and interest rate caps included in interest expense for the years ended December 31, 2009 (dollar amounts in thousands):

Twelve Months Ended December 31, 2009

Interest Rate Caps:
Interest expense-investment securities and loans held in securitization trusts	$637
Interest expense-subordinated debentures	353
Interest Rate Swaps:
Interest expense-investment securities and loans held in securitization trusts	3,228

Interest Rate Swaps - The Company is required to pledge assets under a bi-lateral margin arrangement, including either cash or Agency RMBS, as collateral for its interest rate swaps, whose collateral requirements vary by counterparty and change over time based on the market value, notional amount, and remaining term of the interest rate swap (“Swap”). In the event the Company is unable to meet a margin call under one of its Swap agreements, thereby causing an event of default or triggering an early termination event under one of its Swap agreements, the counterparty to such agreement may have the option to terminate all of such counterparty’s outstanding Swap transactions with the Company. In addition, under this scenario, any close-out amount due to the counterparty upon termination of the counterparty’s transactions would be immediately payable by the Company pursuant to the applicable agreement. The Company believes it was in compliance with all margin requirements under its Swap agreements as of December 31, 2009 and December 31, 2008. The Company had $2.9 million and $4.2 million of restricted cash related to margin posted for Swaps as of December 31, 2009 and December 31, 2008, respectively.

The use of interest rate swaps exposes the Company to counterparty credit risks in the event of a default by a Swap counterparty. If a counterparty defaults under the applicable Swap agreement the Company may be unable to collect payments to which it is entitled under its Swap agreements, and may have difficulty collecting the assets it pledged as collateral against such Swaps. The Company currently has in place with all outstanding Swap counterparties bi-lateral margin agreements thereby requiring a party to post collateral to the Company for any valuation deficit. This arrangement is intended to limit the Company’s exposure to losses in the event of a counterparty default.

The following table presents information about the Company’s interest rate swaps as of December 31, 2009 (dollar amounts in thousands):

	December 31, 2009
Maturity (1)	Notional Amount	Weighted Average Fixed Pay Interest Rate
Within 30 Days	$2,070	2.99%
Over 30 days to 3 months	3,700	2.99
Over 3 months to 6 months	8,330	2.99
Over 6 months to 12 months	34,540	2.98
Over 12 months to 24 months	34,070	3.00
Over 24 months to 36 months	16,380	3.01
Over 36 months to 48 months	8,380	2.93
Over 48 months	—	—

Total	$107,470	2.99%

(1)	The Company enters into scheduled amortizing interest rate swap transactions whereby the Company pays a fixed rate of interest and receives one month LIBOR.

Interest Rate Caps – Interest rate caps are designated by the Company as cash flow hedges against interest rate risk associated with the Company’s CDOs and the subordinated debentures. The interest rate caps associated with the CDOs are amortizing contractual notional schedules determined at origination. The Company had $364.5 million and $456.9 million of interest rate caps outstanding as of December 31, 2009 and December 31, 2008, respectively. These interest rate caps are utilized to cap the interest rate on the CDOs at a fixed-rate when one month LIBOR exceeds a predetermined rate. In addition, the Company has an interest rate cap contract on $25.0 million of subordinated debentures that effectively caps three month LIBOR at 3.75% until March 31, 2010.

5. Financing Arrangements, Portfolio Investments

The Company has entered into repurchase agreements with third party financial institutions to finance its RMBS portfolio. The repurchase agreements are short-term borrowings that bear interest rates typically based on a spread to LIBOR, and are secured by the RMBS which they finance. At December 31, 2009, the Company had repurchase agreements with an outstanding balance of $85.1 million and a weighted average interest rate of 0.27%. As of December 31, 2008, the Company had repurchase agreements with an outstanding balance of $402.3 million and a weighted average interest rate of 2.62%. At December 31, 2009 and December 31, 2008, securities pledged as collateral for repurchase agreements had estimated fair values and carrying values of $91.1 million and $456.5 million, respectively. All outstanding borrowings under our repurchase agreements mature within 24 days. As of December 31, 2009, the average days to maturity for borrowings under the Company’s repurchase agreements was 22 days.

The follow table summarizes outstanding repurchase agreement borrowings secured by portfolio investments as of December 31, 2009 and December 31, 2008 (dollar amounts in thousands):

Repurchase Agreements by Counterparty

Counterparty Name	December 31, 2009	December 31, 2008
AVM, L.P.	$—	$54,911
Cantor Fitzgerald	9,643	—
Credit Suisse First Boston LLC	20,477	97,781
Enterprise Bank of Florida	—	19,409
HSBC	—	42,120
Jefferies & Company, Inc.	17,764	—
MF Global	—	30,272
RBS Greenwich Capital	22,962	157,836
South Street Securities LLC	14,260	—

Total Financing Arrangements, Portfolio Investments	$85,106	$402,329

As of December 31, 2009, our Agency ARM RMBS are financed with $85.1 million of repurchase agreement funding with an advance rate of 94% that implies a haircut of 6%.

In the event we are unable to obtain sufficient short-term financing through repurchase agreements or otherwise, or our lenders start to require additional collateral, we may have to liquidate our investment securities at a disadvantageous time, which could result in losses. Any losses resulting from the disposition of our investment securities in this manner could have a material adverse effect on our operating results and net profitability.

As of December 31, 2009, the Company had $24.5 million in cash and $85.6 million in unencumbered securities, including $25.2 million in Agency RMBS, to meet additional haircut or market valuation requirements.

6. Collateralized Debt Obligations

The Company’s CDOs, which are recorded as liabilities on the Company’s balance sheet, are secured by ARM loans pledged as collateral, which are recorded as assets of the Company. As of December 31, 2009 and December 31, 2008, the Company had CDOs outstanding of $266.8 million and $335.6 million, respectively. As of December 31, 2009 and December 31, 2008, the current weighted average interest rate on these CDOs was 0.61% and 0.85%, respectively. The CDOs are collateralized by ARM loans with a principal balance of $277.7 million and $347.5 million at December 31, 2009 and December 31, 2008, respectively. The Company retained the owner trust certificates, or residual interest for three securitizations, and, as of December 31, 2009 and December 31, 2008, had a net investment in the securitizations trusts of $10.0 million and $12.7 million, respectively.

The CDO transactions include amortizing interest rate cap contracts with an aggregate notional amount of $182.2 million as of December 31, 2009 and an aggregate notional amount of $204.3 million as of December 31, 2008, which are recorded as an asset of the Company. The interest rate caps are carried at fair value and totaled $4,476 as of December 31, 2009 and $18,575 as of December 31, 2008, respectively. The interest rate caps reduce interest rate exposure on these transactions.

7. Subordinated Debentures (Net)

The follow table summarizes outstanding repurchase agreement borrowings secured by portfolio investments as of December 31, 2009 and December 31, 2008 (dollar amounts in thousands):

	December 31,
	2009	2008
Subordinated debentures	$45,000	$45,000
Less: unamortized bond issuance costs	(108)	(382)

Subordinated debentures (net)	$44,892	$44,618

On September 1, 2005 the Company closed a private placement of $20.0 million of trust preferred securities to Taberna Preferred Funding II, Ltd., a pooled investment vehicle. The securities were issued by NYM Preferred Trust II and are fully guaranteed by the Company with respect to distributions and amounts payable upon liquidation, redemption or repayment. These securities have a fixed interest rate equal to 8.35% up to and including July 30, 2010, at which point the interest rate is converted to a floating rate equal to three-month LIBOR plus 3.95% until maturity. The securities mature on October 30, 2035 and may be called at par by the Company any time after October 30, 2010. The preferred stock of NYM Preferred Trust II has been classified as subordinated debentures in the liability section of the Company’s consolidated balance sheet.

On March 15, 2005 the Company closed a private placement of $25.0 million of trust preferred securities to Taberna Preferred Funding I, Ltd., a pooled investment vehicle. The securities were issued by NYM Preferred Trust I and are fully guaranteed by the Company with respect to distributions and amounts payable upon liquidation, redemption or repayment. These securities have a floating interest rate equal to three-month LIBOR plus 3.75%, resetting quarterly (4.00% at December 31, 2009 and 5.22% at December 31, 2008). The securities mature on March 15, 2035 and may be called at par by the Company any time after March 15, 2010. HC entered into an interest rate cap agreement to limit the maximum interest rate cost of the trust preferred securities to 7.5%. The term of the interest rate cap agreement is five years and resets quarterly in conjunction with the reset periods of the trust preferred securities. The interest rate cap agreement is accounted for as a cash flow hedge transaction. The preferred stock of NYM Preferred Trust I has been classified as subordinated debentures in the liability section of the Company’s consolidated balance sheet.

As of March 5, 2010, the Company has not been notified, and is not aware, of any event of default under the covenants for the subordinated debentures.

8. Discontinued Operation

In connection with the sale of our mortgage origination platform assets during the quarter ended March 31, 2007, we classified our mortgage lending segment as a discontinued operation. As a result, we have reported revenues and expenses related to the segment as a discontinued operation and the related assets and liabilities as assets and liabilities related to a discontinued operation for all periods presented in the accompanying consolidated financial statements. Certain assets, such as the deferred tax asset, and certain liabilities, such as subordinated debt and liabilities related to lease facilities not sold, are part of our ongoing operations and accordingly, we have not included these items as part of the discontinued operation.

Balance Sheet Data

The components of assets related to the discontinued operation as of December 31, 2009 and December 31, 2008 are as follows (dollar amounts in thousands):

	December 31,
	2009	2008
Accounts and accrued interest receivable	$18	$26
Mortgage loans held for sale (net)	3,841	5,377
Prepaid and other assets	358	451

Total assets	$4,217	$5,854

The components of liabilities related to the discontinued operation as of December 31, 2009 and 2008 are as follows (dollar amounts in thousands):

	December 31,
	2009	2008
Due to loan purchasers	$342	$708
Accounts payable and accrued expenses	1,436	2,858

Total liabilities	$1,778	$3,566

Statements of Operations Data

The statements of operations of the discontinued operation for the years ended December 31, 2009 and 2008 are as follows (dollar amounts in thousands):

	For the Year Ended December 31,
	2009	2008
Revenues	$1,242	$1,495
Expenses	456	(162)

Income (loss) from discontinued operations – net of tax	$786	$1,657

9. Commitments and Contingencies

Loans Sold to Investors - For loans originated and sold by our discontinued mortgage lending business, the Company is not exposed to long term credit risk. In the normal course of business, however, the Company is obligated to repurchase loans based on violations of representations and warranties in the sale agreement, or early payment defaults. The Company did not repurchase any loans during the year ended December 31, 2009.

The Company periodically receives repurchase requests based on alleged violations of representations and warranties, each of which management reviews to determine, based on management’s experience, whether such requests may reasonably be deemed to have merit. As of December 31, 2009, we had a total of $2.0 million of unresolved repurchase requests that management concluded may reasonably be deemed to have merit, against which the Company has a reserve of approximately $0.3 million. The reserve is based on one or more of the following factors; historical settlement rates, property value securing the loan in question and specific settlement discussions with third parties.

Outstanding Litigation - The Company is at times subject to various legal proceedings arising in the ordinary course of business. As of December 31, 2009, the Company does not believe that any of its current legal proceedings, individually or in the aggregate, will have a material adverse effect on its operations, financial condition or cash flows.

Leases - The Company leases its corporate office and equipment under short-term lease agreements expiring at various dates through 2013. All such leases are accounted for as operating leases. Total lease expense for property and equipment amounted to $0.2 million and $0.4 million for the years ended December 31, 2009 and December 31, 2008, respectively.

Letters of Credit - The Company maintains a letter of credit in the amount of $0.2 million in lieu of a cash security deposit for its current corporate headquarters, located at 52 Vanderbilt Avenue in New York City, for its landlord, Vanderbilt Associates I, L.L.C, as beneficiary. This letter of credit is secured by cash deposited in a bank account maintained at JP Morgan Chase bank.

As of December 31, 2009 obligations under non-cancelable operating leases that have an initial term of more than one year are as follows (dollar amounts in thousands):

Year Ending December 31,	Total
2010	$190
2011	193
2012	198
2013	67

$648

10. Concentrations of Credit Risk

At December 31, 2009, there were geographic concentrations of credit risk exceeding 5% of the total loan balances within mortgage loans held in the securitization trusts. At December 31, 2008, there were geographic concentrations of credit risk exceeding 5% of the total loan balances within mortgage loans held in the securitization trusts and retained interests in our REMIC securitization, NYMT 2006-1. The Company sold all the retained interests related to NYMT 2006-1 during the quarter ended September 30, 2009. At December 31, 2009 and December 31, 2008, the geographic concentrations of credit risk exceeding 5% are as follows:

	December 31,
	2009	2008
New York	38.9%	30.7%
Massachusetts	24.3%	17.2%
New Jersey	8.5%	6.0%
Florida	5.7%	7.8%

11. Fair Value of Financial Instruments

The Company has established and documented processes for determining fair values. Fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, then fair value is based upon internally developed models that primarily use inputs that are market-based or independently-sourced market parameters, including interest rate yield curves.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of valuation hierarchy are defined as follows:

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The following describes the valuation methodologies used for the Company’s financial instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

a. Investment Securities Available for Sale (RMBS) - Fair value for the RMBS in our portfolio is based on quoted prices provided by dealers who make markets in similar financial instruments. The dealers will incorporate common market pricing methods, including a spread measurement to the Treasury curve or interest rate swap curve as well as underlying characteristics of the particular security including coupon, periodic and life caps, collateral type, rate reset period and seasoning or age of the security. If quoted prices for a security are not reasonably available from a dealer, the security will be re-classified as a Level 3 security and, as a result, management will determine the fair value based on characteristics of the security that the Company receives from the issuer and based on available market information. Management reviews all prices used in determining valuation to ensure they represent current market conditions. This review includes surveying similar market transactions, comparisons to interest pricing models as well as offerings of like securities by dealers. The Company’s investment securities that are comprised of RMBS are valued based upon readily observable market parameters and are classified as Level 2 fair values.

b. Investment Securities Available for Sale (CLO) - The fair value of the CLO notes, as of December 31, 2009, was based on management’s valuation determined using a discounted future cash flows model that management believes would be used by market participants to value similar financial instruments. If a reliable market for these assets develops in the future, management will consider quoted prices provided by dealers who make markets in similar financial instruments in determining the fair value of the CLO notes. The CLO notes are classified as Level 3 fair values.

c. Interest Rate Swaps and Caps - The fair value of interest rate swaps and caps are based on using market accepted financial models as well as dealer quotes. The model utilizes readily observable market parameters, including treasury rates, interest rate swap spreads and swaption volatility curves. The Company’s interest rate caps and swaps are classified as Level 2 fair values.

The following table presents the Company’s financial instruments measured at fair value on a recurring basis as of December 31, 2009 and December 31, 2008 on the Company’s consolidated balance sheets (dollar amounts in thousands):

	Assets Measured at Fair Value on a Recurring Basis at December 31, 2009
	Level 1	Level 2	Level 3	Total
Assets carried at fair value:
Investment securities available for sale	$—	$159,092	$17,599	$176,691
Derivative assets (interest rate caps)	—	4	—	4

Total	$—	$159,096	$17,599	$176,695

Liabilities carried at fair value:
Derivative liabilities (interest rate swaps)	$—	$2,511	$—	$2,511

Total	$—	$2,511	$—	$2,511

	Assets Measured at Fair Value on a Recurring Basis at December 31, 2008
	Level 1	Level 2	Level 3	Total
Assets carried at fair value:
Investment securities available for sale	$—	$477,416	$—	$477,416
Derivative assets (interest rate caps)	—	22	—	22

Total	$—	$477,438	$—	$477,438

Liabilities carried at fair value:
Derivative liabilities (interest rate swaps)	$—	$4,194	$—	$4,194

Total	$—	$4,194	$—	$4,194

The following table details changes in valuation for the Level 3 assets for the year ended December 31, 2009 (dollar amounts in thousands):

Level 3 - Investment securities available for sale

Year Ended December 31, 2009
Beginning Balance	$—
Purchases	8,728
Total gains (realized/unrealized)
Included in earnings (1)	459
Included in other comprehensive income (loss)	8,412

Ending Balance	$17,599

(1)   -   Amounts included in interest income-investment securities and loans held in securitizations trusts.

Any changes to the valuation methodology are reviewed by management to ensure the changes are appropriate. As markets and products develop and the pricing for certain products becomes more transparent, the Company continues to refine its valuation methodologies. The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The Company uses inputs that are current as of each reporting date, which may include periods of market dislocation, during which time price transparency may be reduced. This condition could cause the Company’s financial instruments to be reclassified from Level 2 to Level 3 in future periods.

The following table presents assets measured at fair value on a non-recurring basis as of December 31, 2009 and December 31, 2008 on the consolidated balance sheet (dollar amounts in thousands):

	Assets Measured at Fair Value on a Non-Recurring Basis at December 31, 2009
	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale (net)	$—	$—	$3,841	$3,841
Mortgage loans held in securitization trusts (net) – impaired loans	—	—	7,090	7,090
Real estate owned held in securitization trusts	—	—	546	546

	Assets Measured at Fair Value on a Non-Recurring Basis at December 31, 2008
	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale (net)	$—	$—	$5,377	$5,377
Mortgage loans held in securitization trusts (net) – impaired loans	—	—	2,448	2,448
Real estate owned held in securitization trusts	—	—	1,366	1,366

The following table presents losses incurred for assets measured at fair value on a non-recurring basis for the years ended December 31, 2009 and December 31, 2008 on the Company’s consolidated statements of operations (dollar amounts in thousands):

	Twelve Months Ended
	December 31, 2009	December 31, 2008
Mortgage loans held for sale (net)	$245	$433
Mortgage loans held in securitization trusts (net) – impaired loans	2,192	1,188
Real estate owned held in securitization trusts	70	246

Mortgage Loans Held for Sale (net) – The fair value of mortgage loans held for sale (net) are estimated by the Company based on the price that would be received if the loans were sold as whole loans taking into consideration the aggregated characteristics of the loans such as, but not limited to, collateral type, index, interest rate, margin, length of fixed interest rate period, life time cap, periodic cap, underwriting standards, age and credit.

Mortgage Loans Held in Securitization Trusts (net) – Impaired Loans – Impaired mortgage loans held in the securitization trusts are recorded at amortized cost less specific loan loss reserves. Impaired loan value is based on management’s estimate of the net realizable value taking into consideration local market conditions of the distressed property, updated appraisal values of the property and estimated expenses required to remediate the impaired loan.

Real Estate Owned Held in Securitization Trusts – Real estate owned held in the securitization trusts are recorded at net realizable value. Any subsequent adjustment will result in the reduction in carrying value with the corresponding amount charge to earnings. Net realizable value based on an estimate of disposal taking into consideration local market conditions of the distressed property, updated appraisal values of the property and estimated expenses required to sell the property.

The following table presents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2009 and December 31, 2008 (dollar amounts in thousands):

	December 31, 2009		December 31, 2008
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$24,522	$24,522	$9,387	$9,387
Restricted cash	3,049	3,049	7,959	7,959
Investment securities – available for sale	176,691	176,691	477,416	477,416
Mortgage loans held in securitization trusts (net)	276,176	253,833	346,972	341,127
Derivative assets	4	4	22	22
Assets related to discontinued operation-mortgage loans held for sale (net)	3,841	3,841	5,377	5,377

Financial Liabilities:
Financing arrangements, portfolio investments	$85,106	$85,106	$402,329	$402,329
Collateralized debt obligations	266,754	211,032	335,646	199,503
Derivative liabilities	2,511	2,511	4,194	4,194
Subordinated debentures (net)	44,892	26,563	44,618	10,049
Convertible preferred debentures (net)	19,851	19,363	19,702	16,363

In addition to the methodology to determine the fair value of the Company’s financial assets and liabilities reported at fair value on a recurring basis and non-recurring basis, as previously described, the following methods and assumptions were used by the Company in arriving at the fair value of the Company’s other financial instruments in the following table:

a. Cash and cash equivalents and restricted cash: Estimated fair value approximates the carrying value of such assets.

b. Mortgage Loans Held in Securitization Trusts (net) – Mortgage loans held in the securitization trusts are recorded at amortized cost. Fair value is estimated using pricing models and taking into consideration the aggregated characteristics of groups of loans such as, but not limited to, collateral type, index, interest rate, margin, length of fixed-rate period, life cap, periodic cap, underwriting standards, age and credit estimated using the estimated market prices for similar types of loans.

c. Financing arrangements, portfolio investments – The fair value of these financing arrangements approximates cost as they are short term in nature and mature in 30 days.

d. Collateralized debt obligations – The fair value of these CDOs is based on discounted cashflows as well as market pricing on comparable obligations.

e. Subordinated debentures (net) – The fair value of these subordinated debentures (net) is based on discounted cashflows using management’s estimate for market yields.

f. Convertible preferred debentures (net) – The fair value of the convertible preferred debentures (net) is based on discounted cashflows using management’s estimate for market yields.

12. Income taxes

A reconciliation of the statutory income tax provision (benefit) to the effective income tax provision for the years ended December 31, 2009 and 2008, are as follows (dollar amounts in thousands).

	December 31,
	2009		2008
(Benefit) provision at statutory rate	$3,546	(35.0)%	$(8,438)	(35.0)%
Non-taxable REIT income (loss)	(3,008)	30.0%	7,598	31.5%
State and local tax provision (benefit)	142	(1.0)%	(221)	(0.9)%
Valuation allowance	(680)	6.0%	572	2.4%
Miscellaneous	—	—%	489	2.0%

Total provision	$—	—%	$—	—%

The income tax provision for the year ended December 31, 2009 (included in discontinued operations - see note 8) is comprised of the following components (dollar amounts in thousands):

Deferred
Regular tax provision
Federal	$—
State	—

Total tax provision	$—

The income tax provision for the year ended December 31, 2008 (included in discontinued operations - see note 8) is comprised of the following components (dollar amounts in thousands).

Deferred
Regular tax provision
Federal	$—
State	—

Total tax provision	$—

The gross deferred tax asset at December 31, 2009 is $29.4 million; the Company continued to reserve 100% of the deferred tax asset as the facts continue to support the Company’s inability to utilize the deferred tax asset. The major sources of temporary differences included in the deferred tax assets and their deferred tax effect as of December 31, 2009 are as follows (dollar amounts in thousands):

Deferred tax assets:
Net operating loss carryover	$27,697
Mark to market adjustment	469
Sec. 267 disallowance	268
Charitable contribution carryforward	1
GAAP reserves	429
Rent expense	537

Gross deferred tax asset	29,401
Valuation allowance	(29,401)

Net deferred tax asset	$—

At December 31, 2009, the Company had approximately $62.2 million of net operating loss carryforwards which may be used to offset future taxable income. The carryforwards will expire in 2024 through 2029. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards that can be utilized if certain changes in the Company’s ownership occur. The Company may have undergone an ownership change within the meaning of IRC section 382 that would impose such a limitation, but a final conclusion has not been made. At this time, based on management’s assessment of the limitations, management does not believe that the limitation would cause a significant amount of the Company’s net operating losses to expire unused. The Company continues to maintain a reserve for 100% of the deferred tax asset.

The gross deferred tax asset at December 31, 2008 is $30.1 million; the Company continued to reserve 100% of the deferred tax asset as the facts continue to support the Company’s inability to utilize the deferred tax asset. The major sources of temporary differences included in the deferred tax assets and their deferred tax effect as of December 31, 2008 are as follows (dollar amounts in thousands):

Deferred tax assets:
Net operating loss carryover	$27,655
Mark to market adjustment	313
Sec. 267 disallowance	268
Charitable contribution carryforward	1
GAAP reserves	769
Rent expense	1,074

Gross deferred tax asset	30,080
Valuation allowance	(30,080)

Net deferred tax asset	$—

At December 31, 2008, the Company had approximately $62.1 million of net operating loss carryforwards which may be used to offset future taxable income.

13. Segment Reporting

Until March 31, 2007, the Company operated two strategies, managing a mortgage portfolio, and operating a mortgage lending business. Upon the sale of substantially all of the mortgage lending operating assets in the first quarter of 2007, the Company exited the mortgage lending business and accordingly no longer reports segment information as it only has one operating segment.

14. Capital Stock and Earnings per Share

The Company had 400,000,000 shares of common stock, par value $0.01 per share, authorized with 9,419,094 shares issued and outstanding as of December 31, 2009 and 9,320,094 shares issued and outstanding as of December 31, 2008. The Company had 200,000,000 shares of preferred stock, par value $0.01 per share, authorized, including 2,000,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock (“Series A Preferred Stock”) authorized. As of each December 31, 2009 and December 31, 2008, the Company had issued and outstanding 1,000,000 shares of Series A Preferred Stock. As of December 31, 2009, 8,111 shares remain reserved for issuance under the 2005 Stock Incentive Plan.

On February 21, 2008, the Company completed the issuance and sale of 7.5 million shares of its common stock in a private placement at a price of $8.00 per share. This private offering of the Company’s common stock generated net proceeds to the Company of $56.5 million after payment of private placement fees and expenses. In connection with this private offering of our common stock, we entered into a registration rights agreement pursuant to which we were required to file with the Securities and Exchange Commission, or SEC, a resale shelf registration statement registering for resale the 7.5 million shares sold in the private offering. The Company filed a resale shelf registrationstatement on Form S-3 on April 4, 2008, which became effective on April 18, 2008.

The following table presents cash dividends declared by the Company on its common stock from January 1, 2008 through December 31, 2009.

Period	Declaration Date	Record Date	Payment Date	Cash Dividend Per Share
Fourth Quarter 2009	December 21, 2009	January 7, 2010	January 26, 2010	$0.25
Third Quarter 2009	September 28, 2009	October 13, 2009	October 26, 2009	0.25
Second Quarter 2009	June 14, 2009	June 26, 2009	July 27, 2009	0.23
First Quarter 2009	March 25, 2009	April 6, 2009	April 27, 2009	0.18

Fourth Quarter 2008	December 23, 2008	January 7, 2009	January 26, 2009	0.10
Third Quarter 2008	September 29, 2008	October 10, 2008	October 27, 2008	0.16
Second Quarter 2008	June 30, 2008	July 10, 2008	July 25, 2008	0.16
First Quarter 2008	April 21, 2008	April 30, 2008	May 15,2008	0.12

The following table presents cash dividends declared by the Company on its Series A Preferred Stock from January 1, 2008 through December 31, 2009.

Period	Declaration Date	Record Date	Payment Date	Cash Dividend Per Share
Fourth Quarter 2009	December 21, 2009	December 31, 2009	January 29, 2010	$0.63
Third Quarter 2009	September 28, 2009	September 30, 2009	October 30, 2009	0.63
Second Quarter 2009	June 14, 2009	June 30, 2009	July 30, 2009	0.58
First Quarter 2009	March 25, 2009	March 31, 2009	April 30, 2009	0.50

Fourth Quarter 2008	December 23, 2008	December 31, 2008	January 30,2009	0.50
Third Quarter 2008	September 29, 2008	September 30, 2008	October 30, 2008	0.50
Second Quarter 2008	June 30, 2008	June 30, 2008	July 30, 2008	0.50
First Quarter 2008	April 21, 2008	March 31, 2008	April 30,2008	0.50

During 2009, taxable dividends for our common stock were $0.76 per share. For tax reporting purposes, the 2009 taxable dividends were classified as ordinary income.

During 2008, taxable dividends for our common stock were $0.44 per share. For tax reporting purposes, the 2008 taxable dividends were classified as $0.26 ordinary income and $0.18 a return of capital.

The Board of Directors declared a one-for-two reverse stock split of the Company’s common stock, effective on May 27, 2008, decreasing the number of shares outstanding at the time to approximately 9.3 million shares.

The Board of Directors declared a one-for-five reverse stock split of the Company’s common stock, effective on October 9, 2007, decreasing the number of common shares outstanding at the time to approximately 3.6 million shares.

All per share and share amounts provided in the this report have been restated to give effect to both reverse stock splits.

The Company calculates basic net income (loss) per share by dividing net income (loss) for the period by weighted-average shares of common stock outstanding for that period. Diluted net income (loss) per share takes into account the effect of dilutive instruments, such as convertible preferred stock, stock options and unvested restricted or performance stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding.

The following table presents the computation of basic and diluted net income (loss) per share for the periods indicated (in thousands, except per share amounts):

	For the Years Ended December 31,
	2009	2008
Numerator:
Net (loss) income – Basic	$11,670	$(24,107)
Net (loss) income from continuing operations	10,884	(25,764)
Net income (loss) from discontinued operations (net of tax)	786	1,657
Effect of dilutive instruments:
Convertible preferred debentures (1)	2,474	2,149
Net income (loss) – Dilutive	14,144	(24,107)
Net income (loss) from continuing operations	13,358	(25,764)
Net income (loss) from discontinued operations (net of tax)	$786	$1,657
Denominator:
Weighted average basis shares outstanding	9,367	8,272
Effect of dilutive instruments:
Convertible preferred debentures (1)	2,500	2,384
Weighted average dilutive shares outstanding	11,867	8,272
EPS:
Basic EPS	$1.25	$(2.91)
Basic EPS from continuing operations	1.16	(3.11)
Basic EPS from discontinued operations (net of tax)	0.09	0.20
Dilutive EPS	$1.19	$(2.91)
Dilutive EPS from continuing operations	1.12	(3.11)
Dilutive EPS from discontinued operations (net of tax)	0.07	0.20

(1)	Approximately 2.4 million shares are excluded from the dilutive calculation for the year ended December 31, 2008.

15. Convertible Preferred Debentures (Net)

As of December 31, 2009, there were 1.0 million shares of our Series A Preferred Stock outstanding, with an aggregate redemption value of $20.0 million and current dividend payment rate of 12.5% per year. The Series A Preferred Stock matures on December 31, 2010, at which time any outstanding shares must be redeemed by the Company at the $20.00 per share liquidation preference plus any accrued and unpaid dividends, because of this mandatory redemption feature, the Company classifies these securities as a liability on its balance sheet and, accordingly, the corresponding dividend is recorded as an interest expense.

We issued these shares of Series A Preferred Stock to JMP Group Inc. and certain of its affiliates for an aggregate purchase price of $20.0 million. The Series A Preferred Stock entitles the holders to receive a minimum cumulative dividend of 10% per year, subject to an increase to the extent any future quarterly common stock dividends exceed $0.20 per share. The Company paid a third and fourth quarter 2009 common stock dividend of $0.25, resulting in an increase in the dividend rate for the Series A Preferred Stock in the 2009 third quarter to 12.5% (per annum). The Series A Preferred Stock is convertible into shares of the Company’s common stock based on a conversion price of $8.00 per share of common stock, which represents a conversion rate of two and one-half (2 1/2) shares of common stock for each share of Series A Preferred Stock.

16. Stock Incentive Plans

Pursuant to the 2005 Stock Incentive Plan (the “Plan”), eligible employees, officers and directors of the Company are offered the opportunity to acquire the Company’s common stock through the award of restricted stock and other equity-based awards under the Plan. The maximum number of shares of common stock that may be granted under the Plan is 103,111.

The Company awarded 99,000 shares of restricted stock under the Plan on July 13, 2009, of which 34,335 shares have fully vested. As of December 31, 2009, 8,111 shares remain available for issuance under the Plan including 4,000 shares forfeited during the year. During the year ended December 31, 2009, the Company recognized non-cash compensation expense of $0.3 million. At December 31, 2009 the Company had unrecognized compensation expense of $0.2 million related to the unvested shares of restricted common stock. The unrecognized compensation expense at December 31, 2009 is expected to be recognized over a weighted average period of 1.5 years. The total fair value of restricted shares vested during the years ended December 31, 2009 was $0.2 million. Dividends are paid on all restricted stock issued, whether those shares are vested or not. In general, unvested restricted stock is forfeited upon the recipient’s termination of employment or resignation from the Board of Directors.

A summary of the status of the Company’s non-vested restricted stock as of December 31, 2009 and changes during the twelve months then ended is presented below:

	Number of Non-vested Restricted Shares	Weighted Average Grant Date Fair Value
Non-vested shares at beginning of year, January 1, 2009	—	$—
Granted	99,000	5.28
Forfeited	(4,000)	—
Vested	(34,335)	5.28

Non-vested shares as of December 31, 2009	60,665	$5.28

Weighted-average fair value of restricted stock granted during the period	99,000	$5.28

There were no non-vested restricted shares of stock outstanding for the year ended December 31, 2008.

17. Quarterly Financial Data (unaudited)

The following table is a comparative breakdown of our unaudited quarterly results for the immediately preceding eight quarters (dollar amounts in thousands, except per share data):

	Three Months Ended
	Mar. 31, 2009	Jun. 30, 2009	Sep. 30, 2009	Dec. 31, 2009
Revenues:
Interest income	$8,585	$7,621	$7,994	$6,895
Interest expense	4,491	3,463	3,311	2,970

Net interest income	4,094	4,158	4,683	3,925

Other Expense:
Provision for loan losses	(629)	(259)	(526)	(848)
Realized losses on securities and related hedges	123	141	359	2,659
Impairment loss on investment securities	(119)	—	—	—

Total other expense	(625)	(118)	(167)	1,811

Expenses:
Salaries and benefits	541	472	473	632
General and administrative expenses	1,029	1,130	1,402	1,198

Total expenses	1,570	1,602	1,875	1,830

(Loss) income from continuing operations	1,899	2,438	2,641	3,906

Income from discontinued operation - net of tax	155	109	236	286

Net (loss) income	$2,054	$2,547	$2,877	$4,192

Per share basic (loss) income	$0.22	$0.27	$0.31	$0.45

Per share diluted (loss) income	$0.22	$0.27	$0.30	$0.40

Dividends declared per common share	$0.18	$0.23	$0.25	$0.25

Weighted average shares outstanding-basic	9,320	9,320	9,406	9,419

Weighted average shares outstanding-diluted	11,820	11,820	11,906	11,919

	Three Months Ended
	Mar. 31, 2008	Jun. 30, 2008	Sep. 30, 2008	Dec. 31, 2008
Revenues:
Interest income	$13,253	$10,755	$10,324	$9,791
Interest expense	11,979	8,256	8,142	7,883

Net interest income	1,274	2,499	2,182	1,908

Other expense
Provision for loan losses	(1,433)	(22)	(7)	—
Loss on sale of securities and related hedges	(19,848)	(83)	4	(50)
Impairment loss on investment securities				(5,278)

Total other expense	(21,281)	(105)	(3)	(5,328)

Expenses:
Salaries and benefits	313	417	258	881
General and administrative expenses	1,118	1,543	1,177	1,203

Total expenses	1,431	1,960	1,435	2,084

Loss from continuing operations	(21,438)	434	744	(5,504)
Loss from discontinued operation - net of tax	180	829	285	363

Net loss	$(21,258)	$1,263	$1,029	$(5,141)

Per share basic and diluted loss	$(4.19)	$0.14	$0.11	$(0.55)

Dividends declared per common share	$0.12	$0.16	$0.16	$0.10

Weighted average shares outstanding-basic and diluted	5,070	9,320	9,320	9,320

18. Related Party Transactions

On January 18, 2008, the Company entered into an advisory agreement with Harvest Capital Strategies LLC (“HCS”) (formerly known as JMP Asset Management LLC). The Company entered into the advisory agreement concurrent and in connection with its private placement of Series A Preferred Stock to JMP Group Inc. and certain of it affiliates. HCS is a wholly-owned subsidiary of JMP Group Inc. Pursuant to Schedule 13D’s filed with the SEC as of December 31, 2008, HCS and JMP Group Inc. as of December 31, 2009, beneficially owned approximately 16.7% and 12.1%, respectively, of the Company’s common stock, and 100%, collectively, of it Series A Preferred Stock.

Pursuant to the advisory agreement, HCS is responsible for managing investments made by HC and NYMF (other than certain RMBS that are held in these entities for regulatory compliance purposes) as well as any additional subsidiaries acquired or formed in the future to hold investments made on the Company’s behalf by HCS. The Company refers to these subsidiaries in its periodic reports filed with the Securities and Exchange Commission as the “Managed Subsidiaries.” On March 31, 2009, the Company began acquiring assets that fall under the advisory agreement, starting with the purchase of approximately $9.0 million in CLOs. The Company’s investment in the CLOs assets was completed in connection with the acquisition by JMP Group Inc. of the investment adviser of the CLO. The Company expects that, from time to time in the future, certain of its alternative investments will take the form of a co-investment alongside or in conjunction with JMP Group Inc. or certain of its affiliates. In accordance with investment guidelines adopted by the Company’s Board of Directors, any investments by the Managed Subsidiaries that do not qualify as Category I investments (as defined by the Company’s Investment Guidelines) must be approved by the Board of Directors. The advisory agreement provides that HCS will be paid a base advisory fee that is a percentage of the “equity capital” (as defined in the advisory agreement) of the Managed Subsidiaries, which may include the net asset value of assets held by the Managed Subsidiaries as of any fiscal quarter end, and an incentive fee upon the Managed Subsidiaries achieving certain investment hurdles. For the year ended December 31, 2009 and December 31, 2008, HCS earned a base advisory fee of approximately $0.8 million and $0.7 million, respectively. In addition, for the year ended December 31, 2009, HCS earned an incentive fee of approximately $0.5 million. There was no incentive fee earned in the year ended December 31, 2008. As of December 31, 2009, HCS was managing approximately $45.8 million of assets on the Company’s behalf. As of December 31, 2009 the Company had a management fee payable totaling $0.3 million included in accounts payable and accrued expenses.